Exhibit 99.1

Streamex Corp. (NASDAQ: STEX) Appoints Morgan Lekstrom as Executive Chairman, & Announces Completed Repayment of Convertible Debenture and Cancellation of SEPA

Winter Park, FL – February 9, 2026 – Streamex Corp. (“Streamex” or the “Company”) (NASDAQ: STEX), a leader in institutional-grade tokenization and digital asset infrastructure, today announced that its Co-Founder and Chairman, Morgan Lekstrom, has been named Executive Chairman and will join the executive leadership team. The Company has also announced that the previously entered into Secured Convertible Debentures with YA II PN, LTD., a Cayman Islands exempt limited company (“Yorkville” or “Holder”) have been fully repaid and the Standby Equity Purchase Agreement (the “SEPA”) previously entered into with Yorkville has been cancelled.

“I am honoured and excited to step into the executive Chairman role during such a pivotal time for the company,” said Morgan Lekstrom, Co-Founder of Streamex. “Working directly with our leadership team, partners, and stakeholders we will accelerate and execute on our strategic vision during this critical inflection point in our growth. The convergence of traditional commodity markets with regulated blockchain infrastructure is unprecedented, and Streamex is positioned at the forefront of this transformation.”

“I am thrilled to welcome my co-founder, Morgan Lekstrom, to the executive team as Executive Chairman,” said Henry McPhie, Co-Founder and CEO of Streamex. “Morgan’s leadership, expertise, and work ethic will undoubtedly accelerate our strategic execution. His extensive experience in capital markets and company building is a powerful addition to our leadership team.”

In addition to leadership updates, on February 6, 2026, the Company successfully completed the early repayment to Yorkville of its outstanding Secured Convertible Debentures, announced previously. As previously announced, the SEPA with Yorkville, which the Company never utilized, has also been terminated. These actions have effectively removed all debt and dilution overhang from Streamex’s capital structure, positioning the Company with a clean balance sheet and greater financial flexibility as it enters 2026 and focuses on growth initiatives and the upcoming GLDY launch.

About Morgan Lekstrom

Morgan Lekstrom is the co-founder of Streamex and a seasoned mining executive with over 17 years of experience in capital markets, strategic M&A, and mining. He most recently served as CEO of NexMetals Mining Corp., developing critical metals projects in Botswana with US$150 million backing from the Export-Import Bank of the United States. Previously, as President of NexGold Mining, he orchestrated strategic transformations through mergers with Blackwolf Copper and Gold, Treasury Metals, and Signal Gold. Lekstrom founded Streamex with Henry McPhie 3.5 years ago and is the largest shareholder along with Henry.

About Streamex Corp.

Streamex Corp. (NASDAQ: STEX) is a vertically integrated technology and infrastructure company focused on the tokenization and digitalization of real-world assets. Streamex provides institutional-grade solutions that bring traditional commodities and assets on-chain through secure, regulated, and yield-bearing financial instruments. The company is committed to delivering transparent, scalable, and compliant digital asset solutions that bridge the gap between traditional finance and blockchain-enabled markets.

For more information, visit www.streamex.com or follow the company on X (Twitter) at @streamex.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Streamex’s business strategy, future growth, and leadership impact. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are beyond Streamex’s control, and actual results may differ materially. Factors that could cause such differences include, among others, market conditions, regulatory developments, and macroeconomic factors affecting digital asset markets. Streamex undertakes no obligation to update or revise any forward-looking statements except as required by applicable law.

Contacts

Streamex Press & Investor Relations

Adele Carey – Alliance Advisors Investor Relations

IR@streamex.com | acarey@allianceadvisors.com

Henry McPhie

Chief Executive Officer, Streamex Corp.

contact@streamex.com | www.streamex.com | X.com/streamex